EXHIBIT 3.5

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

S.Y. BANCORP, INC.

Pursuant to the applicable provisions of the Kentucky Business Corporation Act, these Articles of Amendment to the Articles of Incorporation of S.Y. Bancorp, Inc. (the “Corporation”) are hereby adopted and are being delivered to the Kentucky Secretary of State for filing.  The information required by KRS 271B.6-020(4) is as follows:

First:  The name of the Corporation is S.Y. Bancorp, Inc.

Second: These Articles of Amendment amend current Article VI of the Corporation’s Articles of Incorporation by establishing a new series of Junior Participating Preferred Stock.  As amended, a new subsection shall be added to the end of Article VI, which subsection shall read in its entirety as follows:

“Of the 1,000,000 shares of Preferred Stock authorized by Article VI, 400,000 shall be designated Series A Junior Participating Preferred Stock (hereinafter called this “Series”).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of this Series.

(a)           Dividends.  Dividends with respect to this Series shall be as follows:

(1)           Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of this Series with respect to dividends, the holders of shares of this Series shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of this Series, in an amount per share (rounded to the nearest cent) equal to the greater of (A) $1.00 or (B) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of this Series.  If the Corporation shall at any time after April 24, 2003 (the “Rights Declaration Date”) (i) declare any dividend on

Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of this Series were entitled immediately before such event under clause (B) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event (the “Adjustment Ratio”).

(2)           The Corporation shall declare a dividend  or distribution on this Series as provided in clause (A) of the preceding paragraph (1) immediately after it declares a dividend or distribution on the Common Stock (other than a  dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been  declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on this Series shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(3)           Dividends shall begin to accrue and be cumulative on outstanding shares of this Series from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of this Series unless the date of issue of such shares is before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of this Series entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of this Series in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of this Series entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days before the date fixed for the payment thereof.

(4)           No full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to this Series for any period unless full cumulative dividends have been or contemporaneously are declared and a sum sufficient for the payment thereof set apart for such payment on this Series for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends.  When dividends are not paid in full, as aforesaid, upon the shares of this Series and any other Preferred Stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other Preferred Stock ranking on a parity as to dividends with this Series shall be declared pro rata so  that the amount of dividends declared per share on this Series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of this Series and such other Preferred Stock bear to each other.  Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series that may be in arrears.

(5)           So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation and other than as provided in subsection (a)(4) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a parity with this Series as to dividends or upon liquidation, nor shall any Common Stock or any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid for all past dividend payment periods.

(b)           Conversion. The holders of shares of this Series shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation.

(c)           Voting.  The holders of shares of this Series shall have the following voting rights:

(1)           Each share of this Series shall entitle the holder thereof to a number of votes equal to 100 multiplied by the Adjustment Ratio on all matters submitted to a vote of the shareholders of the Corporation.

(2)           Except as otherwise required by law or the Corporation’s Articles of Incorporation, holders of shares of this Series and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one voting group on all matters submitted to a vote of shareholders of the Corporation.

(3)           Except as otherwise required by law or the Corporation’s Articles of Incorporation, holders of shares of this Series shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(d)           Liquidation.  (1)  Upon the dissolution, liquidation (voluntary or otherwise), or winding up of the Corporation, the holders of the shares of this Series shall be entitled to receive out of the assets of the Corporation, before any payment or distribution shall be made on the Common Stock, or on any other class of stock ranking junior to this Series upon liquidation, the amount of $100.00 per share, plus a sum equal to all dividends (whether or not declared) on such shares accrued and unpaid thereon to the date of final distribution (the “Liquidation Preference”).  Following the payment of the full amount of  the Liquidation Preference, no additional distributions shall be made to the holders of shares of this Series unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subsection (d)(2) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”).  Following the payment of the full amount of the Liquidation Preference and the Common Adjustment in respect of all outstanding shares of this Series and shares of Common Stock, respectively, holders of this Series and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(2)           If the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately before such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(3)           The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation shall be deemed a voluntary dissolution, liquidation or winding up of the Corporation for the purposes of this subsection (d)(3), but the merger or consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, for the purposes of this subsection (d)(3).

(4)           If the assets of the Corporation available for distribution to the holders of shares of this Series upon any dissolution, liquidation or  winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the Liquidation Preference, no such distribution shall be made on account of any shares of  any other class or series of Preferred Stock ranking on a  parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.  If, however, there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(e)           Redemption.  The shares of this Series shall not be redeemable.

(f)            In case the Corporation shall enter into any merger, consolidation, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of this Series shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time (i) declare any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of this Series shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g)           The shares of this Series shall rank, with respect to the payment of dividends and distribution of assets, junior to all series of any other class of preferred stock of the Corporation, unless the terms of any such series shall provide otherwise.

THIRD:  These Articles of Amendment were duly adopted by the Corporation’s Board of Directors on February 18, 2003, without shareholder action.  Shareholder approval was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this  23rd  day of April, 2003.

S.Y. BANCORP, INC.

	By:	/s/ David P. Heintzman
David P. Heintzman, President

THIS INSTRUMENT PREPARED BY:

/s/ C. Craig Bradley, Jr.
C. Craig Bradley, Jr.
STITES & HARBISON, PLLC
400 W. Market Street, Suite 1800
Louisville, Kentucky 40202-3352